Exhibit 99.1

iBio Reports Q3 Fiscal Year 2026 Financial Results and Provides Corporate Update

Received regulatory clearance to initiate its phase 1 clinical trial of IBIO-600 in Australia

Announced a strategic pipeline expansion into pulmonary hypertension associated with heart failure with preserved ejection fraction (PH-HFpEF) of its bispecific antibody

Reported new preclinical data from its obese non-human primate (NHP) study evaluating IBIO-610, with visceral fat reduced by 6.7% and total fat mass by 5.2%

San Diego, California / May 12, 2026 / (GLOBE NEWSWIRE) / iBio, Inc. (NASDAQ:IBIO), an AI-driven innovator developing therapies for cardiometabolic, obesity and cardiopulmonary diseases, today reported financial results for the third quarter ended Mar. 31, 2026, and provided a corporate update on its progress.

“This last quarter was marked by significant advancement across our full pipeline. Most importantly, we received the clearance to enter the clinic with IBIO-600, which we believe has best-in-class potential due to its ability to preserve lean mass and improve body composition in obesity,” said Martin Brenner, D.V.M., Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “We also presented new data for IBIO-610 demonstrating targeted reduction of total and visceral fat in obese non-human primates (NHPs) and expanded our pipeline with our selective bispecific antibody designed to block Activin A, GDF8 (myostatin) and GDF11, potentially to treat PH-HFpEF, which represents a high unmet need. Together, these milestones continue to demonstrate the significant potential of our platform and our commitment to developing differentiated therapies to meaningfully impact the lives of patients.”

Third Fiscal Quarter 2026 & Recent Corporate Updates:

•	Announced receipt of Clinical Trial Notification (CTN) acknowledgement from Australia’s Therapeutic Goods Administration (TGA) and Human Research Ethics Committee (HREC) approval to initiate a first-in-human Phase 1 clinical trial of IBIO-600, a long-acting anti-myostatin monoclonal antibody designed to preserve lean mass and improve body composition. The randomized, double-blind, placebo-controlled, single ascending dose study will evaluate safety, tolerability, pharmacokinetics, and pharmacodynamics of IBIO-600 in overweight and obese adults, with first participant dosing expected in the second quarter of calendar 2026.
•	Announced a strategic pipeline expansion into pulmonary hypertension associated with heart failure with preserved ejection fraction (PH-HFpEF). iBio is engineering a selective bispecific antibody designed to block Activin A, GDF8 (myostatin), and GDF11 to reduce cardiac fibrosis, reverse pulmonary vascular remodeling, and improve whole body functional capacity, while avoiding safety issues linked to broader TGFβ ligand blockade.
•	Presented new preclinical data from its obese non-human primate (NHP) study evaluating IBIO-610, potentially a first-in-class Activin E antibody candidate. The preclinical body composition data demonstrate IBIO-610 reduced fat mass in obese NHPs compared to vehicle-treated obese NHPs, in a small, not statistically powered study. Following two once-every-eight-week dosing, IBIO-610 reduced visceral fat by 6.7% and total fat mass by 5.2%, with only a slight increase in lean mass following treatment.
•	Delivered an oral presentation at Drug R&D on February 24, 2026, titled “Accelerating Antibody Drug Discovery with Artificial Intelligence.”
•	Delivered a company presentation at Biocom California’s Global Life Science Partnering & Investor Conference on February 25, 2026.
•	Participated in fireside chats at the Leerink Global Healthcare Conference and the Oppenheimer 36th Annual Healthcare Life Sciences Conference.

Financial Results:

No revenue was recognized for the three months ended March 31, 2026 and 2025.

Research and Development (“R&D”) expenses for the three months ended March 31, 2026, and March 31, 2025, were $3.3 million and $1.9 million, respectively, an increase of approximately $1.4 million. The increase in R&D expenses is primarily due to increased spending for consultants and outside services supporting the Company’s R&D efforts, including conducting the NHP studies and CMC activities, and an increase in personnel costs as a result of advancing research activities for the Company’s IBIO-600 and IBIO-610 programs and other preclinical pipeline assets.

General and Administrative expenses for the three months ending March 31, 2026, and March 31, 2025, were approximately $5.1 million and $3 million, respectively, an increase of $2.1 million. The increase is primarily attributable to the impairment of the Company’s indefinite-lived intangible asset IBIO-101 of $2.5 million offset by lower IT related costs and franchise taxes.

iBio held cash, cash equivalents and investments in debt securities of $74.8 million as of March 31, 2026. In addition, in the fourth quarter of fiscal year 2026, the Company received gross proceeds of approximately $17 million from warrant exercises extending the Company’s cash runway into fourth quarter of fiscal year 2028.

About iBio, Inc.

iBio (Nasdaq: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic and cardiopulmonary diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. For more information, visit www.ibioinc.com or follow iBio on LinkedIn.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the potential of IBIO-600 to be best-in-class; IBIO-600’s ability to preserve lean mass and improve body composition in obesity; the significant potential of the Company’s platform and its commitment to developing differentiated therapies to meaningfully impact the lives of patients; initiation of a first-in-human Phase 1 clinical trial of IBIO-600, the potential of IBIO-600 to be a best-in-class, long-acting anti-myostatin monoclonal antibody; evaluation of the safety, tolerability, pharmacokinetics, and pharmacodynamics of IBIO-600 in overweight and obese adults in a randomized, double-blind, placebo-controlled, single ascending dose study; the dosing of the first participant in the IBIO-600 Phase 1 clinical trial in the second quarter of calendar 2026; iBio’s engineering of a selective bispecific antibody designed to block Activin A, GDF8 (myostatin), and GDF11; the selective bispecific antibody reducing cardiac fibrosis, reversing pulmonary vascular remodeling, and improving whole body functional capacity, while avoiding safety issues linked to broader TGFβ ligand blockade; the potential of IBIO-610 to be a first-in-class Activin E antibody candidate; the net proceeds of the warrant exercises in the fourth quarter of fiscal year 2026 extending the Company’s cash runway into fourth quarter of fiscal year 2028; the Company’s ability to leverage AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic and cardiopulmonary diseases, obesity, cancer and other hard-to-treat diseases; iBio’s ability to combine its proprietary 3D modeling with its innovative drug discovery platforms to create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and iBio’s ability to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of iBio to initiate a first-in-human Phase 1 clinical trial of IBIO-600, with the dosing of the first participant in the IBIO-600 Phase 1 clinical trial in the second quarter of calendar 2026; iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604

iBio, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Revenue	$—	$—	$100	$200

Operating expenses:
Research and development	3,254	1,906	11,084	5,088
General and administrative	5,111	2,973	12,777	8,516
Total operating expenses	8,365	4,879	23,861	13,604

Operating loss	(8,365)	(4,879)	(23,761)	(13,404)

Other income (expense):
Interest income	657	72	1,417	358
Interest expense	(22)	(54)	(99)	(168)
Total other income (expense)	635	18	1,318	190

Net loss	$(7,730)	$(4,861)	$(22,443)	$(13,214)

Comprehensive loss:
Net loss	$(7,730)	$(4,861)	$(22,443)	$(13,214)
Other comprehensive loss - unrealized loss on debt securities	(31)	—	(21)	—

Comprehensive loss	$(7,761)	$(4,861)	$(22,464)	$(13,214)

Loss per common share - basic and diluted	$(0.06)	$(0.49)	$(0.25)	$(1.44)

Weighted-average common shares outstanding - basic and diluted - see Note 16	119,600	9,862	90,295	9,202

iBio, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31,	June 30,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,631	$8,582
Accounts receivable - trade, net of allowance for credit losses of $65 and $0 as of March 31, 2026 and June 30, 2025, respectively	—	—
Investments in debt securities (adjusted cost $27,187 and $0, respectively - see Note 6)	27,166	—
Subscription receivable	—	105
Prepaid expenses and other current assets	2,454	1,034
Total Current Assets	77,251	9,721

Restricted cash	228	210
Promissory note receivable	1,157	1,098
Finance lease right-of-use assets, net of accumulated amortization	—	68
Operating lease right-of-use asset	1,766	2,051
Fixed assets, net of accumulated depreciation	3,310	3,163
Intangible assets, net of accumulated amortization	1,830	6,848
Prepaid expenses - noncurrent	282	—
Security deposits	10	26
Total Assets	$85,834	$23,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,035	$2,188
Accrued expenses	1,787	1,345
Finance lease obligations	—	53
Operating lease obligation - current portion	532	490
Equipment financing payable - current portion	—	64
Term promissory note	—	766
Contract liabilities	1,150	1,200
Total Current Liabilities	6,504	6,106

Operating lease obligation - net of current portion	1,793	2,199
Total Liabilities	8,297	8,305

Stockholders’ Equity
Preferred Stock - $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding (see Note 15 - Stockholders’ Equity)	—	—
Common Stock - $0.001 par value; 275,000,000 shares authorized; 34,543,561 and 19,349,201 shares issued and outstanding as of March 31, 2026 and June 30, 2025, respectively	35	19
Additional paid-in capital	432,190	347,085
Accumulated other comprehensive loss	(21)	—
Accumulated deficit	(354,667)	(332,224)
Total Stockholders’ Equity	77,537	14,880
Total Liabilities and Stockholders’ Equity	$85,834	$23,185